August 10, 1999



TO THE SHAREHOLDERS OF ENERGY RESEARCH CORPORATION:

The purpose of this letter is to remind you that the Board of Directors of Energy Research Corporation has called a Special Meeting of Shareholders in order to consider and act on Proposals (i) to change the name of the Company to FuelCell Energy, Inc.; (ii) to increase the number of authorized shares of Common Stock of the Company from 8,000,000 to 20,000,000; and (iii) to approve the reincorporation of the Company in the State of Delaware. The Proxy Statement, which you should have received in the mail, describes each of these Proposals in detail. We seek your support for these Proposals which we believe will enable our Company to more effectively move forward into commercialization of our fuel cell technology.

It is important that you vote on the Proposals by returning the Proxy Card or attending the Special Meeting. Approval of Proposal (iii) requires the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company. For your convenience, if you hold your shares through a street name broker, you can also vote via phone by calling (800) 454-8683 or on the internet at WWW.PROXYVOTE.COM using the control number provided on the voting instruction sheet which was included with your proxy materials. If your shares are not held through a street name broker, then you can only vote by mailing in your Proxy Card to Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10275-0491 or by attending the Special Meeting. A return envelope was included with your materials for your convenience.

If you have  lost or  misplaced  your  Proxy  Card,  please  contact  Jacqueline
P'erez-Ares  at  (203)  825-6075  or  by  e-mail  at  jperez-ares@ercc.com   for
assistance.

For planning purposes, if you will be attending the shareholder meeting on September 2, 1999, please contact Ms. P'erez-Ares.

The Board of Directors unanimously supports each of these Proposals and recommends your vote in favor of each of them. Thank you for your support.


Jerry D. Leitman
President and Chief Executive Officer



YOUR VOTE IS IMPORTANT; FAILURE TO VOTE YOUR SHARES HELD THROUGH A STREET NAME BROKER WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSALS.